Exhibit 99.1

NEWS RELEASE

Media Contact:               Doug Kline
Sempra Energy
(877) 340-8875
www.sempra.com

Financial Contact:         Patrick Billings
Sempra Energy
(877) 736-7727
investor@sempra.com

SEMPRA ENERGY REPORTS INCREASED
THIRD-QUARTER EARNINGS

•	Company on Track to Meet 2016 Adjusted Earnings-Per-Share Guidance

•	Mexican Subsidiary IEnova Completes Acquisition of PEMEX Joint Venture, Announces Renewable Energy Projects, Raises $1.6 Billion in Equity Offering

SAN DIEGO, Nov. 2, 2016 - Sempra Energy (NYSE: SRE) today reported third-quarter 2016 earnings of $622 million, or $2.46 per diluted share, up from $248 million, or $0.99 per diluted share, in the third quarter 2015.
These results reflect certain significant items, as described on an after-tax basis in the following table of GAAP earnings, reconciled to adjusted earnings, for the third quarter and first nine months of 2016 and 2015.

(Unaudited; Dollars, except EPS, and shares, in millions)	Three months ended September 30, 2016	Three months ended September 30, 2015	Nine months ended September 30, 2016	Nine months ended September 30, 2015
GAAP Earnings	$ 622	$ 248	$ 991	$ 980
Gain Related to Gasoductos de Chihuahua Acquisition	(350)	-	(350)	-
Gain on Sale of EnergySouth	(78)	-	(78)	-
Loss Related to Termoeléctrica de Mexicali Held For Sale	65	-	91	-
Loss Related to Sale of Investment in Rockies Express Pipeline	-	-	27	-
Permanent Releases of Pipeline Capacity	-	-	123	-
Tax Repairs Adjustments Related to General Rate Case (GRC)	-	-	80	-
Adjustment to Loss on SONGS Plant Closure	-	-	-	(13)
Gain on Sale of Mesquite Power Block 2	-	-	-	(36)
Adjusted Earnings[1]	$ 259	$ 248	$ 884	$ 931
Diluted weighted-average shares outstanding	252	251	252	251
GAAP EPS	$ 2.46	$ 0.99	$ 3.93	$ 3.91
Adjusted EPS[1]	$ 1.02	$ 0.99	$ 3.51	$ 3.72

(1) Sempra Energy adjusted earnings and adjusted earnings per share (EPS) are non-GAAP financial measures. See appendix for information regarding non-GAAP financial measures and descriptions of adjustments above. Adjusted earnings and adjusted EPS for the three months and nine months ended Sept. 30, 2015, have been revised to include after-tax LNG development expenses of $2 million and $7 million, respectively, for consistency with the comparable periods in 2016. LNG development expenses are included in adjusted earnings in 2016. Amounts excluded from GAAP earnings are after-tax and, if applicable, after noncontrolling interests.

Adjusted earnings in the third quarter 2016 were $259 million, or $1.02 per diluted share, excluding a $350 million after-tax remeasurement gain related to the acquisition of PEMEX’s share of the Gasoductos de Chihuahua (GdC) joint venture by Sempra Energy’s Mexican subsidiary IEnova and a $78 million after-tax gain on the sale of EnergySouth by Sempra U.S. Gas & Power, partially offset by a $65 million impairment charge related to the planned sale of IEnova’s Termoeléctrica de Mexicali power plant, net of a reduction in deferred taxes.
For the first nine months of 2016, Sempra Energy’s earnings were $991 million, or $3.93 per diluted share, compared with $980 million, or $3.91 per diluted share, in the first nine months last year. Adjusted earnings for the first nine months of 2016 were $884 million, or $3.51 per diluted share, compared with $931 million, or $3.72 per diluted share, in the first nine months of 2015.
“Our strong third-quarter financial results keep us on track to meet our 2016 adjusted earnings-per-share guidance, while we continue to focus on executing our growth plan,” said Debra L. Reed, chairman and CEO of Sempra Energy. “IEnova finalized its acquisition of the GdC joint venture, announced nearly 400 megawatts of new renewable energy projects and successfully completed a $1.6 billion follow-on equity offering to help finance its growth.”

CALIFORNIA UTILITIES
San Diego Gas & Electric
Earnings for SDG&E in the third quarter 2016 increased to $183 million from $170 million in last year’s third quarter.
For the first nine months of 2016, SDG&E’s earnings were $419 million, down from $443 million in the first nine months of 2015, due primarily to a $31 million after-tax refund to ratepayers of benefits from tax repairs deductions in the second quarter 2016.
Last month, the California Public Utilities Commission approved SDG&E’s proposal to construct a new 15-mile, 230-kilovolt transmission line that will run between the utility’s Sycamore Canyon and Peñasquitos substations in north-central San Diego to improve reliability.
In August, the CPUC also approved a proposal by SDG&E to build two new energy storage projects in San Diego County to enhance electric reliability.

Southern California Gas Co.
SoCalGas recorded no earnings in the third quarter 2016, compared with a loss of $8 million in the third quarter 2015. Beginning last year, SoCalGas adopted an order by the CPUC to recognize revenues from the utility’s core activities on a seasonally adjusted basis (seasonality). The application of seasonality in revenues results in substantially all of SoCalGas’ annual earnings being reported in the first and fourth quarters of the year, but does not affect full-year operating earnings or cash flow.
For the first nine months of 2016, SoCalGas’ earnings were $198 million, down from earnings of $276 million in the first nine months of 2015. SoCalGas’ second-quarter 2016 results reflected a $49 million after-tax refund to ratepayers of benefits from tax repairs deductions and a $13 million after-tax impairment related to the denial of the proposed North-South Pipeline.

SEMPRA INTERNATIONAL
Sempra South American Utilities
In the third quarter 2016, earnings for Sempra South American Utilities were $46 million, up from $43 million in the third quarter 2015.
For the first nine months of 2016, earnings for Sempra South American Utilities were $127 million, compared with $129 million in the first nine months of 2015.

Sempra Mexico
Third-quarter earnings for Sempra Mexico were $332 million in 2016, compared with $63 million in 2015, due primarily to the $350 million after-tax remeasurement gain on the Gasoductos de Chihuahua acquisition, offset by the $65 million after-tax charge related to the planned sale of the Termoeléctrica de Mexicali plant and beneficial effects of foreign currency and inflation in last year’s third quarter.
For the nine-month period, Sempra Mexico had earnings of $407 million in 2016, compared with $160 million in 2015.
Last month, IEnova raised $1.6 billion in a follow-on equity offering, primarily to finance recent and pending acquisitions. Sempra Energy participated in the offering by purchasing $351 million of IEnova stock and now owns approximately 66 percent of IEnova.
In September, IEnova announced it had completed the acquisition of PEMEX Transformación Industrial’s 50-percent equity interest in the GdC joint venture for approximately $1.14 billion, plus the assumption of $364 million in long-term debt. The assets included in the transaction comprise three natural gas pipelines, an ethane pipeline, and a liquid petroleum gas pipeline and associated storage terminal.
In September, IEnova announced the expected addition of nearly 400 megawatts of renewable energy in Mexico. Included were two solar energy projects totaling 141 megawatts, awarded by Mexico’s Centro Nacional de Control de Energía. The two projects will be fully contracted and are expected to be completed in the first half of 2019. Also included was the agreement to purchase Mexico’s largest wind farm, the 252-megawatt Ventika wind facility, which went into service in April. The Ventika purchase is expected to be completed in the fourth quarter 2016.

SEMPRA U.S. GAS & POWER
Sempra Renewables
Earnings for Sempra Renewables in the third quarter 2016 were $17 million, up from $15 million in last year’s third quarter.
During the first nine months of 2016, earnings for Sempra Renewables were $43 million, compared with $47 million in the first nine months of 2015.

Sempra Natural Gas
In the third quarter 2016, Sempra Natural Gas’ earnings were $77 million, compared with $1 million in last year’s third quarter, due to the $78 million after-tax gain from the sale of EnergySouth.
For the first nine months of 2016, Sempra Natural Gas recorded a loss of $104 million, compared with earnings of $43 million in the first nine months of last year, primarily due to losses related to the sale of the company’s stake in the Rockies Express Pipeline and the permanent releases of pipeline capacity, partially offset by the gain from the EnergySouth sale.

EARNINGS GUIDANCE
Sempra Energy today announced its 2016 GAAP earnings-per-share guidance range of $5 to $5.40 and also reaffirmed its 2016 adjusted earnings-per-share guidance range of $4.60 to $5.

NON-GAAP FINANCIAL MEASURES
Non-GAAP financial measures include adjusted earnings and adjusted earnings per share for the third quarter in 2016 and nine-month periods in both 2016 and 2015 for Sempra Energy, as well as Sempra Energy’s 2016 adjusted earnings-per-share guidance. Additional information regarding these non-GAAP financial measures is in the appendix on Table A of the third-quarter financial tables.

INTERNET BROADCAST
Sempra Energy will webcast a live discussion of its earnings results today at 11 a.m. EDT with senior management of the company. Access is available by logging onto the website at www.sempra.com. For those unable to log onto the live webcast, the teleconference will be available on replay a few hours after its conclusion by dialing (888) 203-1112 and entering passcode 7018826.
Sempra Energy (NYSE: SRE), based in San Diego, is a Fortune 500 energy services holding company with 2015 revenues of more than $10 billion. The Sempra Energy companies' 17,000 employees serve more than 32 million consumers worldwide.
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This press release contains statements that are not historical fact and constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements can be identified by words like "believes," "expects," "anticipates," "plans," "estimates,"  "projects," "forecasts," "contemplates," "intends," "assumes," "depends," "should," "could," "would," "will," "confident," "may," "potential," "possible,"  "proposed,"  "target," "pursue," "goals," "outlook," "maintain," or similar expressions or discussions of guidance, strategies, plans, goals, opportunities, projections, initiatives, objectives or intentions.  Forward-looking statements are not guarantees of performance.  They involve risks, uncertainties and assumptions.  Future results may differ materially from those expressed in the forward-looking statements.
Forward-looking statements are necessarily based upon various assumptions involving judgments with respect to the future and other risks, including, among others:  local, regional, national and international economic, competitive, political, legislative, legal and regulatory conditions, decisions and developments; actions and the timing of actions, including general rate case decisions, new regulations, issuances of permits to construct, operate and maintain facilities and equipment and to use land, franchise agreements and licenses for operation, by the California Public Utilities Commission, California State Legislature, U.S. Department of Energy, California Division of Oil, Gas, and Geothermal Resources, Federal Energy Regulatory Commission, Nuclear Regulatory Commission, California Energy Commission, U.S. Environmental Protection Agency, Pipeline and Hazardous Materials Safety Administration, California Air Resources Board, South Coast Air Quality Management District, Los Angeles County Department of Public Health, Mexican Competition Commission, states, cities and counties, and other regulatory and governmental bodies in the countries in which we operate; the timing and success of business development efforts and construction, maintenance and capital projects, including risks in obtaining, maintaining or extending permits, licenses, certificates and other authorizations on a timely basis, risks in obtaining the consent of our partners, and risks in obtaining adequate and competitive financing for such projects; the resolution of civil and criminal litigation and regulatory investigations; deviations from regulatory precedent or practice that result in a reallocation of benefits or burdens among shareholders and ratepayers, and delays in, or disallowance or denial of, regulatory agency authorization to recover costs in rates from customers or regulatory agency approval for projects required to enhance safety and reliability; the availability of electric power, natural gas and liquefied natural gas, and natural gas pipeline and storage capacity, including disruptions caused by failures in the North American transmission grid, moratoriums on the ability to withdraw natural gas from or inject natural gas into storage facilities, pipeline explosions and equipment failures; energy markets; the timing and extent of changes and volatility in commodity prices; moves to reduce or eliminate reliance on natural gas as an energy source; the impact on the value of our natural gas storage and related assets and our investments from low natural gas prices, low volatility of natural gas prices and the inability to procure favorable long-term contracts for natural gas storage services; risks posed by decisions and actions of third parties who control the operations of investments in which we do not have a controlling interest, and risks that our partners or counterparties will be unable (due to liquidity issues, bankruptcy or otherwise) or unwilling to fulfill their contractual commitments; weather conditions, natural disasters, catastrophic accidents, equipment failures, terrorist attacks and other events that may disrupt our operations, damage our facilities and systems, cause the release of greenhouse gases, radioactive materials and harmful emissions, and subject us to third-party liability for property damage or personal injuries, fines and penalties, some of which may not be covered by insurance (including costs in excess of applicable policy limits) or may be disputed by insurers; cybersecurity threats to the energy grid, natural gas storage and pipeline infrastructure, the information and systems used to operate our businesses and the confidentiality of our proprietary information and the personal information of our customers and employees; the ability to win competitively bid infrastructure projects against a number of strong competitors willing to aggressively bid for these projects; capital markets conditions, including the availability of credit and liquidity of our investments, and inflation, interest and currency exchange rates; disallowance of regulatory assets associated with, or decommissioning costs of, the San Onofre Nuclear Generating Station facility due to increased regulatory oversight, including motions to modify settlements; expropriation of assets by foreign governments and title and other property disputes; the impact on reliability of San Diego Gas & Electric Company's (SDG&E) electric transmission and distribution system due to increased amount and variability of power supply from renewable energy sources and increased reliance on natural gas and natural gas transmission systems; the impact on competitive customer rates due to the growth in distributed and local power generation and the corresponding decrease in demand for power delivered through SDG&E’s electric transmission and distribution system; the impact on customer rates and other adverse consequences due to possible departing retail load resulting from customers transferring to Direct Access and Community Choice Aggregation; the inability or determination not to enter into long-term supply and sales agreements or long-term firm capacity agreements due to insufficient market interest, unattractive pricing or other factors; and other uncertainties, all of which are difficult to predict and many of which are beyond our control.

These risks and uncertainties are further discussed in the reports that Sempra Energy has filed with the Securities and Exchange Commission. These reports are available through the EDGAR system free-of-charge on the SEC's website, www.sec.gov, and on the company's website at www.sempra.com. Investors should not rely unduly on any forward-looking statements.  These forward-looking statements speak only as of the date hereof, and the company undertakes no obligation to update or revise these forecasts or projections or other forward-looking statements, whether as a result of new information, future events or otherwise.

Sempra International, LLC, Sempra U.S. Gas & Power, LLC, and Sempra Partners, LP, are not the same companies as the California utilities, San Diego Gas & Electric (SDG&E) or Southern California Gas Company (SoCalGas), and Sempra International, LLC, Sempra U.S. Gas & Power, LLC, and Sempra Partners, LP, are not regulated by the California Public Utilities Commission. Sempra International's underlying entities include Sempra Mexico and Sempra South American Utilities. Sempra U.S. Gas & Power's underlying entities include Sempra Renewables and Sempra Natural Gas.

SEMPRA ENERGY
Table A

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months ended September 30,		Nine months ended September 30,
(Dollars in millions, except per share amounts)	2016	2015	2016	2015
	(unaudited)
REVENUES
Utilities	$2,264	$2,213	$6,700	$6,768
Energy-related businesses	271	268	613	762
Total revenues	2,535	2,481	7,313	7,530

EXPENSES AND OTHER INCOME
Utilities:
Cost of natural gas	(208)	(201)	(702)	(786)
Cost of electric fuel and purchased power	(604)	(666)	(1,680)	(1,645)
Energy-related businesses:
Cost of natural gas, electric fuel and purchased power	(95)	(91)	(213)	(262)
Other cost of sales	(32)	(34)	(293)	(111)
Operation and maintenance	(703)	(701)	(2,109)	(2,072)
Depreciation and amortization	(328)	(315)	(970)	(925)
Franchise fees and other taxes	(108)	(111)	(315)	(314)
Impairment losses	(132)	—	(154)	—
Plant closure adjustment	—	—	—	21
Gain on sale of assets	131	—	131	62
Equity earnings, before income tax	12	33	4	79
Remeasurement of equity method investment	617	—	617	—
Other income, net	26	12	98	88
Interest income	7	6	19	23
Interest expense	(136)	(143)	(421)	(416)
Income before income taxes and equity earnings of certain unconsolidated subsidiaries	982	270	1,325	1,272
Income tax expense(1)	(282)	(15)	(284)	(276)
Equity earnings, net of income tax	19	27	69	64
Net income	719	282	1,110	1,060
Earnings attributable to noncontrolling interests	(97)	(34)	(118)	(79)
Preferred dividends of subsidiary	—	—	(1)	(1)
Earnings(1)	$622	$248	$991	$980

Basic earnings per common share	$2.48	$1.00	$3.96	$3.95
Weighted-average number of shares outstanding, basic (thousands)	250,386	248,432	250,073	248,090

Diluted earnings per common share	$2.46	$0.99	$3.93	$3.91
Weighted-average number of shares outstanding, diluted (thousands)	252,405	251,024	251,976	250,665

Dividends declared per share of common stock	$0.76	$0.70	$2.27	$2.10

(1)
The nine months ended September 30, 2016 reflects increased earnings of $34 million from the prospective adoption of Accounting Standards Update (ASU) 2016-09, Improvements to Employee Share-Based Payment Accounting, as of January 1, 2016.

SEMPRA ENERGY
Table A (Continued)
RECONCILIATION OF SEMPRA ENERGY GAAP EARNINGS TO SEMPRA ENERGY ADJUSTED EARNINGS (Unaudited)
Sempra Energy Adjusted Earnings and Adjusted Earnings Per Share exclude items (after the effects of taxes and, if applicable, noncontrolling interests) in 2016 and 2015 as follows:
Three months ended September 30, 2016:

▪
$350 million noncash gain from the remeasurement of our equity method investment in Gasoductos de Chihuahua (GdC), a 50-50 joint venture between our Mexican subsidiary, IEnova, and Petróleos Mexicanos (PEMEX), in connection with IEnova’s September 2016 acquisition of PEMEX’s 50-percent interest in GdC

▪	$78 million gain at Sempra Natural Gas on the September 2016 sale of EnergySouth Inc., the parent company of Mobile Gas and Willmut Gas

▪	$(90) million impairment of assets held for sale at Sempra Mexico’s Termoeléctrica de Mexicali (TdM) natural gas-fired power plant

▪	$25 million reduction of deferred income tax liability related to the impairment in carrying value of TdM’s assets

Nine months ended September 30, 2016:

▪	$350 million noncash gain from the remeasurement of our equity method investment in GdC

▪	$78 million gain on the sale of EnergySouth

▪	$(123) million losses from the permanent release of pipeline capacity at Sempra Natural Gas

▪	$(80) million adjustments related to tax repairs deductions reallocated to ratepayers as a result of the 2016 General Rate Case Final Decision (2016 GRC FD) at the California Utilities

▪	$(27) million impairment charge related to Sempra Natural Gas’ investment in Rockies Express Pipeline LLC (Rockies Express)

▪	$(90) million impairment of TdM assets held for sale

▪	$(1) million deferred income tax expense related to our decision to hold TdM for sale
Nine months ended September 30, 2015:

▪	$36 million gain on the sale of the remaining block of Sempra Natural Gas’ Mesquite Power plant

▪
$13 million reduction in the plant closure loss related to the San Onofre Nuclear Generating Station (SONGS) due to California Public Utilities Commission (CPUC) approval of a compliance filing related to San Diego Gas & Electric Company’s (SDG&E) authorized recovery of its investment in SONGS

Sempra Energy Adjusted Earnings and Adjusted Earnings Per Share are non-GAAP financial measures (GAAP represents accounting principles generally accepted in the United States of America). Because of the significance and nature of these items, management believes that these non-GAAP financial measures provide a more meaningful comparison of the performance of Sempra Energy’s business operations from 2016 to 2015 and to future periods, and also as a base for projection of future earnings-per-share compound annual growth rate (EPS CAGR) from 2016 to 2020. Non-GAAP financial measures are supplementary information that should be considered in addition to, but not as a substitute for, the information prepared in accordance with GAAP. The table below reconciles for historical periods these non-GAAP financial measures to Sempra Energy Earnings and Diluted Earnings Per Common Share, which we consider to be the most directly comparable financial measures calculated in accordance with GAAP.

	Pretax amount	Income tax expense (benefit)(1)	Non-controlling interests	Earnings	Pretax amount	Income tax expense(1)	Non-controlling interests	Earnings
(Dollars in millions, except per share amounts)	Three months ended September 30, 2016				Three months ended September 30, 2015
Sempra Energy GAAP Earnings				$622				$248
Exclude:
Remeasurement gain in connection with GdC	$(617)	$185	$82	(350)	$—	$—	$—	—
Gain on sale of EnergySouth	(130)	52	—	(78)	—	—	—	—
Impairment of TdM assets held for sale	131	(20)	(21)	90	—	—	—	—
Reduction of deferred income tax liability associated with TdM	—	(31)	6	(25)	—	—	—	—
Sempra Energy Adjusted Earnings				$259				$248	(2)

Diluted earnings per common share:
Sempra Energy GAAP Earnings				$2.46				$0.99
Sempra Energy Adjusted Earnings				$1.02				$0.99	(2)
Weighted-average number of shares outstanding, diluted (thousands)				252,405				251,024

	Nine months ended September 30, 2016				Nine months ended September 30, 2015
Sempra Energy GAAP Earnings				$991				$980
Exclude:
Remeasurement gain in connection with GdC	$(617)	$185	$82	(350)	$—	$—	$—	—
Gain on sale of EnergySouth	(130)	52	—	(78)	—	—	—	—
Permanent release of pipeline capacity	206	(83)	—	123	—	—	—	—
SDG&E tax repairs adjustments related to 2016 GRC FD	52	(21)	—	31	—	—	—	—
SoCalGas tax repairs adjustments related to 2016 GRC FD	83	(34)	—	49	—	—	—	—
Impairment of investment in Rockies Express	44	(17)	—	27	—	—	—	—
Impairment of TdM assets held for sale	131	(20)	(21)	90	—	—	—	—
Deferred income tax expense associated with TdM	—	1	—	1	—	—	—	—
Gain on sale of Mesquite Power block 2	—	—	—	—	(61)	25	—	(36)
SONGS plant closure adjustment	—	—	—	—	(21)	8	—	(13)
Sempra Energy Adjusted Earnings				$884				$931	(2)

Diluted earnings per common share:
Sempra Energy GAAP Earnings				$3.93				$3.91
Sempra Energy Adjusted Earnings				$3.51				$3.72	(2)
Weighted-average number of shares outstanding, diluted (thousands)				251,976				250,665
(1)
Income taxes were calculated based on applicable statutory tax rates, except for adjustments that are solely income tax. Income taxes on the impairment of TdM were calculated based on the applicable statutory tax rate, including translation from historic to current exchange rates.

(2)
Adjusted earnings and adjusted earnings per share for the three months and nine months ended September 30, 2015 have been revised to include after-tax LNG development expenses of $2 million and $7 million, respectively, for consistency with the comparable periods in 2016. LNG development expenses are included in adjusted earnings and diluted earnings per common share in 2016.

SEMPRA ENERGY
Table A (Continued)
RECONCILIATION OF SEMPRA ENERGY 2016 ADJUSTED EARNINGS-PER-SHARE GUIDANCE RANGE TO SEMPRA ENERGY 2016 EARNINGS-PER-SHARE GUIDANCE RANGE (Unaudited)

Sempra Energy 2016 Adjusted Earnings-Per-Share Guidance Range of $4.60 to $5.00 excludes items (after the effects of taxes and, if applicable, noncontrolling interests) as follows:

▪	$350 million noncash gain from the remeasurement of our equity method investment in GdC recorded in September 2016;

▪	$78 million gain from the September 2016 sale of EnergySouth;

▪	$123 million charge recorded in the second quarter of 2016 from Sempra Natural Gas’ permanent release of pipeline capacity;

▪
any earnings impact from any transaction to sell TdM in Mexico, including the $90 million impairment charge and the $1 million deferred income tax expense recorded in the nine months ended September 30, 2016;

▪	$80 million from adjustments related to tax repairs at the California Utilities as a result of the 2016 GRC FD; and

▪	$27 million Rockies Express impairment charge recorded in the first quarter of 2016.

Sempra Energy 2016 Adjusted Earnings-Per-Share Guidance is a non-GAAP financial measure. Because of the significance and nature of the excluded items, management believes this non-GAAP measure provides better clarity into the ongoing results of the business and the comparability of such results to prior and future periods and also as a base for projected earnings-per-share compound annual growth rate. Sempra Energy 2016 Adjusted Earnings-Per-Share Guidance should not be considered an alternative to Earnings-Per-Share Guidance determined in accordance with GAAP. The table below reconciles Sempra Energy 2016 Adjusted Earnings-Per-Share Guidance Range to Sempra Energy 2016 Earnings-Per-Share Guidance Range, which we consider to be the most directly comparable financial measure calculated in accordance with GAAP.

	Full-year 2016
Sempra Energy GAAP Earnings-Per-Share Guidance Range	$5.00	to	$5.40
Exclude(1):
Remeasurement gain in connection with GdC	(1.38)		(1.38)
Gain on sale of EnergySouth	(0.31)		(0.31)
Permanent release of pipeline capacity	0.49		0.49
Losses related to TdM held for sale	0.36		0.36
Tax repairs adjustments related to 2016 GRC FD	0.33		0.33
Impairment of investment in Rockies Express	0.11		0.11
Sempra Energy Adjusted Earnings-Per-Share Guidance Range	$4.60	to	$5.00
Weighted-average number of shares outstanding, diluted (thousands)			252,700
(1)	The effects of taxes and noncontrolling interests for excluded items are provided above in the reconciliation of Sempra Energy GAAP Earnings to Sempra Energy Adjusted Earnings.

SEMPRA ENERGY
Table B

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in millions)	September 30, 2016	December 31, 2015(1)
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$518	$403
Restricted cash	14	27
Accounts receivable, net	1,233	1,473
Due from unconsolidated affiliates	8	6
Income taxes receivable	28	30
Inventories	302	298
Regulatory balancing accounts – undercollected	248	307
Fixed-price contracts and other derivatives	53	80
Assets held for sale	181	—
Other	339	267
Total current assets	2,924	2,891

Other assets:
Restricted cash	12	20
Due from unconsolidated affiliates	195	186
Regulatory assets	3,424	3,273
Nuclear decommissioning trusts	1,068	1,063
Investments	1,840	2,905
Goodwill	2,150	819
Other intangible assets	397	404
Dedicated assets in support of certain benefit plans	439	464
Insurance receivable for Aliso Canyon costs	664	325
Deferred income taxes	211	120
Sundry	715	641
Total other assets	11,115	10,220
Property, plant and equipment, net	31,487	28,039
Total assets	$45,526	$41,150

Liabilities and Equity
Current liabilities:
Short-term debt	$2,869	$622
Accounts payable	1,298	1,275
Due to unconsolidated affiliates	9	14
Dividends and interest payable	357	303
Accrued compensation and benefits	298	423
Regulatory balancing accounts – overcollected	146	34
Current portion of long-term debt	904	907
Fixed-price contracts and other derivatives	94	56
Customer deposits	153	153
Reserve for Aliso Canyon costs	73	274
Liabilities held for sale	35	—
Other	558	551
Total current liabilities	6,794	4,612
Long-term debt	13,522	13,134

Deferred credits and other liabilities:
Customer advances for construction	153	149
Pension and other postretirement benefit plan obligations, net of plan assets	1,199	1,152
Deferred income taxes	3,326	3,157
Deferred investment tax credits	34	32
Regulatory liabilities arising from removal obligations	2,878	2,793
Asset retirement obligations	2,508	2,126
Fixed-price contracts and other derivatives	413	240
Deferred credits and other	1,508	1,176
Total deferred credits and other liabilities	12,019	10,825
Equity:
Total Sempra Energy shareholders’ equity	12,346	11,809
Preferred stock of subsidiary	20	20
Other noncontrolling interests	825	750
Total equity	13,191	12,579
Total liabilities and equity	$45,526	$41,150

(1)	Derived from audited financial statements.

SEMPRA ENERGY
Table C

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine months ended September 30,
(Dollars in millions)	2016	2015
	(unaudited)
Cash Flows from Operating Activities
Net income	$1,110	$1,060
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	970	925
Deferred income taxes and investment tax credits	170	179
Impairment losses	154	—
Plant closure adjustment	—	(21)
Gain on sale of assets	(131)	(62)
Equity earnings	(73)	(143)
Remeasurement of equity method investment	(617)	—
Fixed-price contracts and other derivatives	39	(20)
Other	50	28
Net change in other working capital components	224	260
Insurance receivable for Aliso Canyon costs	(339)	—
Changes in other assets	(4)	(112)
Changes in other liabilities	138	(5)
Net cash provided by operating activities	1,691	2,089

Cash Flows from Investing Activities
Expenditures for property, plant and equipment	(3,087)	(2,227)
Expenditures for investments and acquisition of businesses, net of cash and cash equivalents acquired	(1,212)	(183)
Proceeds from sale of assets, net of cash sold	761	347
Distributions from investments	23	14
Purchases of nuclear decommissioning and other trust assets	(418)	(407)
Proceeds from sales by nuclear decommissioning and other trusts	486	431
Increases in restricted cash	(53)	(81)
Decreases in restricted cash	71	68
Advances to unconsolidated affiliates	(12)	(24)
Repayments of advances to unconsolidated affiliates	11	74
Other	(2)	9
Net cash used in investing activities	(3,432)	(1,979)

Cash Flows from Financing Activities
Common dividends paid	(510)	(468)
Preferred dividends paid by subsidiary	(1)	(1)
Issuances of common stock	40	41
Repurchases of common stock	(55)	(74)
Issuances of debt (maturities greater than 90 days)	2,013	2,058
Payments on debt (maturities greater than 90 days)	(1,298)	(1,316)
Increase (decrease) in short-term debt, net	1,636	(201)
Deposit for sale of noncontrolling interest	78	—
Net distributions to noncontrolling interests	(43)	(57)
Tax benefit related to share-based compensation	—	56
Other	(12)	(9)
Net cash provided by financing activities	1,848	29
Effect of exchange rate changes on cash and cash equivalents	8	(12)

Increase in cash and cash equivalents	115	127
Cash and cash equivalents, January 1	403	570
Cash and cash equivalents, September 30	$518	$697

SEMPRA ENERGY
Table D

SEGMENT EARNINGS (LOSSES) AND CAPITAL EXPENDITURES, INVESTMENTS AND ACQUISITION OF BUSINESSES

	Three months ended September 30,		Nine months ended September 30,
(Dollars in millions)	2016	2015	2016	2015
	(unaudited)
Earnings (Losses)(1)
California Utilities:
San Diego Gas & Electric	$183	$170	$419	$443
Southern California Gas	—	(8)	198	276
Sempra International:
Sempra South American Utilities	46	43	127	129
Sempra Mexico	332	63	407	160
Sempra U.S. Gas & Power:
Sempra Renewables	17	15	43	47
Sempra Natural Gas	77	1	(104)	43
Parent and other	(33)	(36)	(99)	(118)
Earnings	$622	$248	$991	$980

	Three months ended September 30,		Nine months ended September 30,
(Dollars in millions)	2016	2015	2016	2015
	(unaudited)
Capital Expenditures, Investments and Acquisition of Businesses
California Utilities:
San Diego Gas & Electric	$357	$235	$959	$835
Southern California Gas	299	343	949	946
Sempra International:
Sempra South American Utilities	51	39	133	105
Sempra Mexico	1,226	65	1,366	185
Sempra U.S. Gas & Power:
Sempra Renewables	261	26	739	67
Sempra Natural Gas	44	53	136	222
Parent and other	9	22	17	50
Consolidated Capital Expenditures, Investments and Acquisition of Businesses	$2,247	$783	$4,299	$2,410

(1)	The nine months ended September 30, 2016 reflects the prospective adoption of ASU 2016-09 as of January 1, 2016.

SEMPRA ENERGY
Table E

OTHER OPERATING STATISTICS (Unaudited)

	Three months ended September 30,		Nine months ended September 30,
UTILITIES	2016	2015	2016	2015

California Utilities - SDG&E and SoCalGas
Gas Sales (Bcf)(1)	56	55	242	227
Transportation (Bcf)(1)	185	200	477	500
Total Deliveries (Bcf)(1)	241	255	719	727

Total Gas Customers (Thousands)			6,799	6,762

Electric Sales (Millions of kWhs)(1)	4,377	4,474	11,662	11,950
Direct Access (Millions of kWhs)	967	987	2,573	2,683
Total Deliveries (Millions of kWhs)(1)	5,344	5,461	14,235	14,633

Total Electric Customers (Thousands)			1,432	1,424

Other Utilities
Natural Gas Sales (Bcf)
Sempra Mexico	7	6	22	19
Mobile Gas(2) (3)	9	11	33	35
Willmut Gas(3)	—	—	2	2
Natural Gas Customers (Thousands)
Sempra Mexico			117	110
Mobile Gas(2) (3)			84	85
Willmut Gas(3)			19	19
Electric Sales (Millions of kWhs)
Peru	1,771	1,854	5,607	5,695
Chile	680	676	2,161	2,172
Electric Customers (Thousands)
Peru			1,071	1,048
Chile			684	668

ENERGY-RELATED BUSINESSES

Sempra International
Power Sold (Millions of kWhs)
Sempra Mexico	1,059	1,139	2,191	2,782

Sempra U.S. Gas & Power
Power Sold (Millions of kWhs)
Sempra Renewables(4)	649	622	2,141	2,111
Sempra Natural Gas(5)	383	510	847	2,323

(1)	Includes intercompany sales.
(2)	Includes transportation.
(3)	On September 12, 2016, Sempra Natural Gas completed the sale of the parent company of Mobile Gas and Willmut Gas.
(4)
Includes 50 percent of total power sold related to solar and wind projects in which Sempra Energy has a 50-percent ownership. These subsidiaries are not consolidated within Sempra Energy, and the related investments are accounted for under the equity method.

(5)	Sempra Natural Gas sold the remaining 625-megawatt block of its Mesquite Power natural gas-fired power plant in April 2015.